Exhibit (b)(2)

[UBS LOGO]
                              UBS LOAN FINANCE LLC
                           c/o UBS AG, Stamford Branch
                            677 Washington Boulevard
                           Stamford, Connecticut 06901

April 11, 2006


Danaher Corporation
2099 Pennsylvania Avenue
Washington, D.C. 20006-1813
Attn:  Daniel Comas, EVP and Chief Financial Officer

      Re: US$700,000,000 364 Day Revolving Credit Facility described below (the "Facility") for Danaher Corporation (the "Borrower")

Ladies and Gentlemen:

We refer to the attached draft (MW Draft 4/10/06) Credit Agreement for the Borrower and certain of its subsidiaries (the "Draft Credit Agreement"). All capitalized terms used but not defined herein shall have the meaning set forth in the Draft Credit Agreement. Subject to the terms and conditions contained herein, we are pleased to commit US$700,000,000 to the Facility. We understand that the loans under the Facility may be used for the purposes (and subject to the restrictions) set forth in Section 6.12 of the Draft Credit Agreement.

Our commitment is subject to (i) the negotiation, execution and delivery of definitive documentation relating to the Facility satisfactory to us which shall be substantially in the form of the Draft Credit Agreement with the exception that (x) the term of the Facility shall be 364 days, (y) there shall be no swing line or letter of credit facility and (z) the Facility shall be substantially similar to the terms applicable to the Committed Loans set forth in the Draft Credit Agreement, (ii) the satisfaction of the conditions precedent set forth in the Facility which shall be substantially similar to those set forth in Article IV of Draft Credit Facility and (iii) the satisfaction of the conditions precedent for the making of the initial extensions of credit set forth in the final documentation relating to the Draft Facility.

We may terminate our commitment if the Closing does not occur on or prior to August 31, 2006.

This commitment letter is solely for your benefit and the Borrowers, and no other person shall have any rights hereunder. This commitment letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us. This commitment letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.
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[UBS LOGO]


THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Delivery of an executed counterpart of a signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Yours sincerely,


UBS LOAN FINANCE LLC


By:    /S/      LAUREN CLANCY
     --------------------------------------------------
     Name:  Lauren Clancy
     Title:      Director



By:    /S/      WARREN JERVEY
     ------------------------------------------------------
     Name: Warren Jervey
     Title:   Executive Director and Counsel
              Region Americas Legal


ACCEPTED AND AGREED TO BY:


DANAHER CORPORATION

By____________________________
Name:
Title: